Exhibit 10.1

DEMAND

PROMISSORY GRID NOTE

October 3, 2017

New York, NY

FOR VALUE RECEIVED, Committed Capital Acquisition Corporation II, a Delaware corporation (the “Maker”), promises to pay ON DEMAND to the order of Ken Abdalla (the “Payee”) the principal amount of advances made to the Maker from time to time under this Promissory Grid Note (this “Note”) as noted in Schedule A annexed hereto, (the “Schedule”), together with interest on the unpaid principal balance at a per annum rate of 2.0%.

All payments on account of the indebtedness evidenced by this Note shall be applied first to interest and the remainder to principal. Payments of interest and principal shall be made at 1745 Sidewinder Drive, Park City, Utah 84060 or at such other place as the legal holder hereof may from time to time in writing appoint.

If any payment hereunder falls due on a Saturday, Sunday or legal holiday, it shall be payable on the next succeeding business day and such additional time shall be included in the computation of interest.

This Note is issued pursuant to the terms and conditions of that certain expense letter between Maker and Payee of even date herewith.

Any one or more of the following shall constitute an Event of Default as the term is used herein:

(a)          default in the payment of interest or principal herein when the same shall have become due and payable as aforesaid; or

(b)          The Maker becomes bankrupt or admits in writing inability to pay debts as they mature, or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee or receiver; or

(c)          a trustee or receiver is appointed for the Maker or for all or part of the Maker’s property, without his consent; or

(d)          bankruptcy or insolvency proceedings, or other proceedings for relief in equity or under any acts of Congress or any laws of any State of the United States relating to the relief of debtors are instituted against the Maker or are consented to by the Maker.

In case of any Event of Default then, at the option of the legal holder hereof, the entire unpaid principal balance of this Note, together with all accrued interest thereon, shall forthwith become due and payable without notice. The legal holder hereof shall be entitled to reasonable costs of collection, including attorneys’ fees.

Upon demand or immediately upon the occurrence of any Event of Default hereunder, and continuing until such time as this Note is paid in full, and after maturity, the principal hereof then outstanding shall bear interest at the interest rate above stated plus three percent (3%).

The Maker shall have the right to prepay this Note in full or in part at any time and from time to time, without premium or penalty. This Note shall be governed by and construed in accordance with the laws of the State of Delaware. The Maker hereby waives demand, presentment for payment, notice of dishonor, protest and notice of protest.

Anything contained herein to the contrary notwithstanding, the Payee hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account of Maker, established for the benefit of Maker’s public shareholders (each, a “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any amounts due to it under this Note and will not seek recourse against the Trust Account for any reason whatsoever.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first stated above:

Committed Capital Acquisition Corporation II

By:	/S/ KEN ABDALLA
Name: Ken Abdalla
Title: President

SCHEDULE TO DEMAND GRID NOTE

of Committed Capital Acquisition Corporation II dated as of October 3, 2017

Date of loan ADVANCE	amount of loan advanced	DATE OF REPAY- MENT OF PRINCIPAL BALANCE	amouNt OF repayment of the principal balance	principal balance remaining unpaid	notation made by

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